                                                                     Exhibit 12











                                  VSOURCE, INC.

                          REGISTRATION RIGHTS AGREEMENT

                          DATED AS OF OCTOBER 23, 2002

                                TABLE OF CONTENTS

                                                                                                                 PAGE

1.   REGISTRATION RIGHTS..........................................................................................1
         1.1        Definitions...................................................................................1
         1.2        Request for Registration......................................................................5
         1.3        Company Registration..........................................................................7
         1.4        Form S-3 Registration.........................................................................8
         1.5        Obligations of the Company...................................................................10
         1.6        Information from Holder......................................................................12
         1.7        Expenses of Registration.....................................................................12
         1.8        Delay of Registration........................................................................13
         1.9        Indemnification..............................................................................13
         1.10       Reports Under Securities Exchange Act of 1934................................................16
         1.11       Assignment of Registration Rights............................................................16
         1.12       Limitations on  Subsequent Registration Rights...............................................16
         1.13       Governmental Authorities.....................................................................17
         1.14       Termination of Registration Rights...........................................................17

2.   MISCELLANEOUS...............................................................................................17
         2.1        Additional Investors.........................................................................17
         2.2        Successors and Assigns.......................................................................17
         2.3        Governing Law; Venue.........................................................................17
         2.4        Counterparts.................................................................................18
         2.5        Titles and Subtitles.........................................................................19
         2.6        Notices......................................................................................19
         2.7        Expenses.....................................................................................19
         2.8        Amendments and Waivers.......................................................................19
         2.9        Aggregation of Stock.........................................................................19
         2.10       Further Assurances...........................................................................20
         2.11       Severability.................................................................................20
         2.12       Entire Agreement.............................................................................20


                                    SCHEDULE



SCHEDULE A                         Schedule of Investors

                                  VSOURCE, INC.

                          REGISTRATION RIGHTS AGREEMENT

         This REGISTRATION RIGHTS AGREEMENT (this "AGREEMENT") is entered into as of October 23, 2002 by and among Vsource, Inc., a Delaware corporation (the "COMPANY"), the Founder Investors listed on Schedule A (the "FOUNDER INVESTORS") and the other Investors listed on Schedule A (together with the Founder Investors, the "INVESTORS").

                  The Investors are the owners of that number of shares of Series 4-A Convertible Preferred Stock, par value U.S.$0.01 per share (the "SERIES 4-A PREFERRED STOCK"), as set forth in detail on Schedule A.

                  The obligations of the Company and certain of the Investors under the Series 4-A Convertible Preferred Stock Purchase Agreement dated as of the date hereof (the "SERIES 4-A PURCHASE AGREEMENT") are conditioned, among other things, upon the execution and delivery of this Agreement by the Investors and the Company.

                  In consideration of the mutual premises and covenants contained in this Agreement and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.       REGISTRATION RIGHTS

         1.1      DEFINITIONS

                  For purposes of this Agreement, the following terms have the meanings set forth below:

                  (a)      "ACT" means the Securities Act of 1933, as amended.

                  (b) "AFFILIATE" of an entity means a person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such entity.

                  (c) "FORM S-3" means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed with the SEC.

                  (d)      "GOVERNMENTAL AUTHORITY" is defined in Section
1.5(a).

                  (e) "HOLDER" means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with
Section 1.11.

                  (f)      "INDEMNIFIED PERSON" is defined in Section 1.9(a).

                  (g)      "INITIATING HOLDER(s)" is defined in Section 1.2(a).

                  (h) "IRR" means the discount rate that would make the present value of a stream of Payments (as defined below) and Receipts (as defined below) equal zero where:

                           (i)      cash payments (the "PAYMENTS") are:

                                    (a) the purchase consideration paid by the Share Purchasers (as defined in the definition of Qualifying Offering below) to the Company for Series 4-A Preferred Stock purchased on October 23, 2002;

                                    (b) the purchase consideration paid by the Share Purchasers to the Company, if any, for Series 4-A Preferred Stock purchased after October 23, 2002 pursuant to the Series 4-A Purchase Agreement; and

                                    (c) the purchase consideration paid by the Share Purchasers to the Company, if any, for Common Stock issued upon exercise of warrants which were issued in connection with the Series 4-A Preferred Stock (the "WARRANT SHARES"); and

                           (ii)     amounts received (the "RECEIPTS") are:

                                    (a) dividend distributions and other cash payments, if any, received by the Share Purchasers from the Company in respect of:
                                    (1) the Series 4-A Preferred Stock and
                                    Warrant Shares and (2) any securities
                                    received by the Share Purchasers in respect of the Series 4-A Preferred Stock or Warrant Shares without additional consideration paid by the Share Purchasers; and

                                    (b) the value of Series 4-A Preferred Stock,
                                    Warrant Shares and any securities received by the Share Purchasers in respect of the Series 4-A Preferred Stock or Warrant Shares without additional consideration paid by the Share Purchasers held by the Share Purchasers on the Liquidity Date (as defined below) determined as (1) the aggregate value of the Series 4-A Preferred Stock and Warrant Shares and such securities held by the Share Purchasers on the Liquidity Date in the case of a Qualifying Offering (determined as the offering price to the public per share of Common Stock times the number of Warrant Shares and the number of issued or issuable Conversion Shares (as defined in the definition of Liquidity Date below)); (2) the aggregate purchase price of the Series 4-A Preferred Stock, Warrant Shares and/or such securities on the Liquidity Date in the case of a Qualifying Sale; or (3) the proceeds distributable to the Share Purchasers on the Liquidity Date in the case of a sale of assets; and

                           (iii) the first date in the measurement of the present value will be October 23, 2002 and the last date will be the Liquidity Date.

                  (i) "LIQUIDITY DATE" means the earliest to occur of: (i) the date of registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document by the SEC (as defined below) or, in connection with a Qualifying Offering (as defined below) on an Authorized Exchange (as defined in the definition of Qualifying Offering below) in a jurisdiction other than the United States, any registration, qualification or completion of any procedure in compliance with the applicable securities laws of such non-U.S. jurisdiction undertaken or made to permit the unrestricted, lawful distribution or resale of securities to members of the general public therein, of any of the Common Stock issuable upon conversion of the Series 4-A Preferred Stock held by the Share Purchasers (as defined in the definition of Qualifying Offering below) or their Permitted Transferees (the "CONVERSION SHARES") following, or in conjunction with, the completion of a Qualifying Offering (as defined below); (ii) the date on which the Share Purchasers and their Permitted Transferees are able to publicly sell all of their issued or issuable Conversion Shares pursuant to an effective registration statement covering such shares or in any three month period pursuant to Rule 144, provided that a Qualifying Offering has occurred; (iii) the date of the closing of a Qualifying Sale (as defined below); and (iv) the date of the closing of a sale of all or substantially all of the assets of the Company for consideration that results in distributions per share to the Share Purchasers of proceeds from such sale equivalent to the consideration that would be received in a Qualifying Sale.

                  (j)      "LOSSES" is defined in Section 1.9(a).

                  (k)      "NEW INVESTORS" is defined in Section 2.1.

                  (l) "1934 ACT" means the Securities Exchange Act of 1934, as amended.

                  (m) "OFFERING DOCUMENTS" means any application, offering memoranda, prospectuses, registration statements or other documents necessary or appropriate in order to effect any offer or sale of Registrable Securities in the manner set forth herein.

                  (n) "PERMITTED TRANSFEREE" means any Affiliate of a Holder, any spouse or lineal ancestor or descendant of a Holder, or any trust or other entity created and existing solely for the benefit, directly or indirectly, of a Holder or any such person or persons.

                  (o)      "PARTICIPATING HOLDER" is defined in Section 1.2(a).

                  (p) "QUALIFYING OFFERING" means a firm commitment public offering, underwritten by an internationally reputable investment bank selected by the Company's Board of Directors, of the Company's Common Stock on an internationally recognized exchange or quotation system, which exchange or quotation system shall have a minimum market capitalization, based on the market value of all of the listed securities thereon, of US$50,000,000,000, as quoted and reported within the EMTK Function of Bloomberg Financial

Markets or if not so quoted, based upon statistics made publicly available on such exchange, or if such statistics are not available, based upon the reasonable discretion of the Company's Board of Directors (an "AUTHORIZED EXCHANGE") pursuant to an effective registration statement under the Act (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to its stock option, stock purchase or similar plan or a transaction pursuant to Rule 145 under the Act) or, in connection with a Qualifying Offering on an Authorized Exchange in a jurisdiction other than the United States, pursuant to any registration, qualification or completion of any procedure in compliance with the applicable securities laws and exchange rules of such non-U.S. jurisdiction undertaken or made to permit the unrestricted, lawful distribution or resale of securities to members of the general public therein, the public offering price per share (the "OFFERING PRICE") of which is not less than the price that would yield an IRR of thirty percent (30%) to the Investors who on October 23, 2002 purchased shares of Series 4-A Preferred Stock for cash consideration (such Investors being referred to herein as the "SHARE PURCHASERS" and such price being referred to herein as the "30% IRR PRICE") and in which the aggregate net proceeds (after deductions of underwriters' commissions and offering expenses) to the Company exceed US$20,000,000 (or the equivalent in the applicable currency).

                  (q) "QUALIFYING SALE" means a sale of more than fifty percent (50%) of the Company's Common Stock on a fully diluted basis (assuming full conversion and exercise of all outstanding convertible, exchangeable and exercisable securities, including, without limitation, securities granted under any employee share option plan which have vested) for a purchase price per share at least equal to the 30% IRR Price, provided however, that in the event the purchase price for such securities is payable in marketable securities, such marketable securities shall be valued at the average of the daily closing prices of such marketable securities over the 180 consecutive trading days immediately preceding (and not including) the date such marketable securities are received, and provided further, that such purchase price is payable in full at the closing in cash or marketable securities.

                  (r) "REGISTER," "REGISTERED," and "REGISTRATION" refer to: (i) a registration effected by preparing and filing a registration statement or similar document in compliance with the Act and the declaration or ordering of effectiveness of such registration statement or document or (ii) in the case of an offer and sale outside of the United States, the preparation and filing of the relevant Offering Documents with any applicable Governmental Authority and the declaration or ordering of effectiveness of such Offering Documents.

                  (s) "RECAPITALIZATIONS" means stock splits, subdivisions, stock dividends, combinations, recapitalizations and the like.

                  (t) "REGISTRABLE SECURITIES" means (i) the shares of Common Stock issuable or issued upon conversion of the Company's Series 4-A Preferred Stock, (ii) shares of Common Stock issued or issuable upon exercise of the warrants issued to the Investors pursuant to the Series 4-A Purchase Agreement and (iii) any shares of Common Stock of the Company issued as (or issuable upon conversions, exchanges or exercises of such shares or of warrants, rights or other securities issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, such shares referenced in
(i) above. Notwithstanding the foregoing, shares of Common Stock otherwise designated Registrable Securities shall cease to be Registrable

Securities when (1) such shares are sold by a person in a transaction in which his, her or its rights under this Section 1 have not been assigned, (2) pursuant to a registration statement under the Act that has been declared effective or other effective Offering Document and such Registrable Securities have been disposed of pursuant to such effective registration statement or other Offering Document or (3) the entire amount of the Registrable Securities of a Holder may be sold in any ninety (90) day period without registration in compliance with Rule 144 (or any similar provision then in effect) under the Act.

                  (u) The number of shares of "REGISTRABLE SECURITIES THEN OUTSTANDING" will be determined by the number of shares of Common Stock outstanding that are, and the number of shares of Common Stock issuable pursuant to then exercisable, exchangeable or convertible securities that are, Registrable Securities.

                  (v)      "S-3 PARTICIPATING HOLDERS" is defined in Section
1.4(a).

                  (w)      "SEC" means the U.S. Securities and Exchange
Commission.

                  (x)      "STOP ORDER" is defined in Section 1.5(f).

                  (y)      "VIOLATION" is defined in Section 1.9(a).

         1.2      REQUEST FOR REGISTRATION

                  (a) If, at any time after the date that is ninety (90) days after the date of this Agreement, the Company receives a written request from the Holders (other than Founding Investors) of fifteen percent (15%) or more of the Registrable Securities then outstanding (the "INITIATING HOLDER(s)") that the Company file a registration statement under the Act or other Offering Document covering the registration of at least five percent (5%) of the Company's total outstanding share capital on a fully diluted basis at such time, then the Company will promptly, and in no event later than fifteen (15) days of the receipt thereof, give written notice of such request to all Holders. Such Holders have the right by giving written notice to the Company within thirty
(30) days after the Company has given its notice, to include such of their Registrable Securities as they elect in such notice to the Company (any such Holders being referred to herein as "PARTICIPATING HOLDERS") . Subject to the limitations of Section 1.2(b) and (c), the Company will use its best efforts to, as expeditiously as possible, take such actions to register with, or otherwise seek such approvals of, the SEC or any Governmental Authority as are necessary or appropriate in order to permit the public offer and sale of the Registrable Securities which the Initiating Holder or Holders and Participating Holders had requested to be included in such registration.

                  (b) If the Initiating Holder or Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they will so advise the Company as a part of their request made pursuant to this Section 1.2 and the Company will include such information in the written notice referred to in this Section 1.2. In such event, the right of any Holder to include its Registrable Securities in such registration will be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable

Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holder or Holders and the Participating Holders) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting will enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company's Board of Directors and the Initiating Holders holding a majority of the Registrable Securities requested by such Initiating Holders to be included in the registration. Notwithstanding any other provision of this Section 1.2, if the managing underwriter advises the Company that marketing factors require a limitation of the number of securities underwritten (including Registrable Securities), then the Company will so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting will be allocated to the Holders of such Registrable Securities on a pro rata basis (as nearly as practicable) based on the number of Registrable Securities held by all such Holders (including the Initiating Holder or Holders), provided, that no Registrable Securities will be excluded unless and until all other securities of the Company and other stockholders not holding Registrable Securities hereunder who were to participate in the underwriting have been excluded. Any Registrable Securities excluded or withdrawn from such underwriting will be withdrawn from the registration.

                  (c) In addition, the Company will not be required to effect a registration pursuant to this Section 1.2:

                           (i) after the Company has effected three (3)
registrations pursuant to this Section 1.2, and such registrations have been declared or ordered effective;

                           (ii)     if the Company has filed a registration
pursuant to Section 1.2, 1.3 or 1.4 within the preceding six (6) months and such registration statement or other Offering Document has been declared or ordered effective;

                           (iii)    during the period starting with the date
sixty (60) days prior to, and ending on the date one hundred eighty (180) days following, the Company's good faith estimate of the effective date of a Company-initiated registration subject to Section 1.3, provided that the Company is actively employing in good faith its best efforts to cause such registration to become effective; provided, further that the Company will not be entitled to rely on this clause (iii) as to any proposed Company-initiated registration if such registration is not effected by the end of ninety (90) days following the commencement of such period;

                           (iv)     if the Initiating Holder or Holders propose
to dispose of Registrable Securities that may be registered within ten (10) days of such Initiating Holder's or Holders' request on Form S-3 pursuant to a request made pursuant to Section 1.4;

                           (v)      if the Company furnishes to Holders
requesting a registration pursuant to this Section 1.2, a certificate signed by the Company's Chief Executive Officer and Chairman of the Board stating that the Board of Directors of the Company has determined that it would be seriously detrimental to the Company and its stockholders for such registration to be effected at such time, in which event the Company will have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holder or

Holders; provided, that such right to delay a request pursuant to this Section 1.2(c)(v) or Section 1.4(b)(iii) will be exercised by the Company not more than once in any twelve (12)-month period; or

                           (vi)     in any particular jurisdiction in which the
Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Act.

                  (d) No registration initiated by the request of Holders hereunder will count as a registration under Section 1.2 (i) if the effect of any cut-back pursuant to Section 1.2(b) is to reduce the number of shares requested by the Holders to be included in the registration below eighty percent (80%) or (ii) if the related registration statement or other Offering Document filed with the SEC or Governmental Authority is not declared effective (either pursuant to Section 1.2(e) or otherwise) or is declared effective but is subject to a Stop Order or is withdrawn by the Company before at least eighty percent (80%) of the Holders' securities so registered are sold.

                  (e) A majority in interest of the Initiating Holder or Holders and the Participating Holders shall have the right at any time to demand the withdrawal of any registration statement or other Offering Document filed pursuant to this section (and the Company shall so withdraw such registration statement or other Offering Document) prior to the time that such registration has become effective or is otherwise finalized and approved, provided that no registration statement or other Offering Document shall be withdrawn pursuant to this section if one or more Initiating Holders meets the minimum requirements for registration set forth in Section 1.2(a) above and wishes to continue with the registration, it being understood that in such event any other Initiating or Participating Holders that wish may withdraw their shares from such registration on an individual basis.

         1.3      COMPANY REGISTRATION

                  (a) If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering of such securities (other than a registration relating solely to the sale of securities to participants in a Company stock option plan, stock issuance plan or employee stock purchase plan, a registration relating to a corporate reorganization or other transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered), the Company will, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company, the Company will, subject to the provisions of Section 1.3(c), use its best efforts to cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered.

                  (b) The Company will have the right to terminate or withdraw any registration initiated by it under this Section 1.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 1.7 hereof.

                  (c) In connection with any offering involving an underwriting of shares of the Company's capital stock, the Company will not be required under this Section 1.3 to include any of the Holders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by the Company and enter into an underwriting agreement in customary form with an underwriter or underwriters selected by the Company's Board of Directors. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company will be required to include in the offering only that number of such securities, including Registrable Securities, that the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling stockholders according to the total amount of securities entitled to be included therein owned by each selling stockholder or in such other proportions as mutually agreed to by such selling stockholders; provided, that there shall be no reduction in the number of securities requested to be included in such offering by QCC Communications Corporation or its successors or assigns ("QCC") pursuant to the Domain Name Transfer Agreement dated August 10, 2001 by and between QCC and the Company, unless QCC consents to a reduction; provided, further in no event will the amount of securities of the selling stockholders included in the offering be reduced below twenty-five percent (25%) of the total amount of securities included in such offering). For purposes of the preceding parenthetical concerning apportionment, for any selling stockholder that is a Holder of Registrable Securities and that is a partnership or corporation, the partners, retired partners and stockholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons may be deemed to be a single "selling stockholder," and any pro rata reduction with respect to such "selling stockholder" will be based upon the aggregate amount of Registrable Securities owned by all entities and individuals included in such "selling stockholder," as defined in this sentence.

         1.4      FORM S-3 REGISTRATION

                  In case, at any time after the date which is ninety (90) days after the date of this Agreement, the Company receives from an Initiating Holder or Holders a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Initiating Holder or Holders, the Company will:

                  (a) promptly, and, in no event later than fifteen (15) days after the Company's receipt of the Initiating Holder's or Holders' request, give written notice of the proposed registration, and any related qualification or compliance, to all other Holders and such Holders shall have the right by giving written notice to the Company within fifteen (15) days after the Company has given its notice, to include such of their Registrable Securities as they elect in such notice to the Company (any such Holders being referred to herein as "S-3 PARTICIPATING HOLDERS"); and

                  (b) use its best efforts to, as expeditiously as possible, take such actions to register with the SEC as are necessary or appropriate to permit the public offer and sale of the Registrable Securities which the Initiating Holder or Holders and S-3 Participating Holders had requested to be included in such registration. However, the Company will not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.4 under the following circumstances:

                           (i)      if Form S-3 is not available for such
offering by the Initiating Holder or Holders, but only for so long as Form S-3 is not available;

                           (ii)     if the Initiating Holder or Holders and the
S-3 Participating Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters' discounts or commissions) of less than U.S.$5,000,000;

                           (iii)    if the Company furnishes to the Initiating
Holder or Holders and the S-3 Participating Holders a certificate signed by the Company's Chief Executive Officer and Chairman of the Board stating that the Board of Directors of the Company has determined that it would be seriously detrimental to the Company and its stockholders for such Form S-3 registration to be effected at such time, in which event the Company will have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holder or Holders under this Section 1.4; provided, that such right to delay a request pursuant to this Section 1.4(b)(iii) or Section 1.2(c)(v) will be exercised by the Company not more than once in any twelve (12)-month period;

                           (iv)     if the Company has, within the six (6) month
period preceding the date of such request, already filed one registration on Form S-3 for the Holders pursuant to this Section 1.4; or

                           (v)      in any particular jurisdiction in which the
Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Act.

                  (c) Registrations effected pursuant to this Section 1.4 will not be counted as requests for registration effected pursuant to Section 1.2.

                  (d) A majority in interest of the Initiating Holder or Holders and the Participating Holders shall have the right at any time to demand the withdrawal of any registration statement filed pursuant to this section (and the Company shall so withdraw such registration statement) prior to the time that such registration has become effective, provided that no registration statement shall be withdrawn pursuant to this section if one or more Initiating

Holders meets the minimum requirements for registration set forth in this
Section 1.4 above and wishes to continue with the registration, it being understood that in such event any other Initiating or Participating Holders that wish may withdraw their shares from such registration on an individual basis.

         1.5      OBLIGATIONS OF THE COMPANY

                  Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company will, as expeditiously as possible:

                  (a) prepare and file with the SEC (or any other equivalent governmental authority in a jurisdiction outside of the United States responsible for the regulation and oversight of such jurisdiction's securities laws with respect to a registration on an Authorized Exchange outside of the United States (a "GOVERNMENTAL AUTHORITY")) Offering Documents with respect to such Registrable Securities and use its best efforts to cause such Offering Documents to become effective as expeditiously as possible, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such Offering Documents effective for a period of: (1) up to one hundred twenty (120) days in the case of registration under Sections 1.2 or
1.3 or, if earlier, until the distribution contemplated in the Offering Document has been completed or (2) up to three hundred sixty-five (365) days in the case of registration under Section 1.4 or, if earlier, until the distribution contemplated in the Offering Document has been completed or until all Registrable Securities covered by such Offering Document can be sold in any ninety (90) day period without registration in compliance with Rule 144 of the Act; provided, however, that such one hundred twenty (120) day and three hundred sixty-five (365) day periods, as the case may be, will be extended for a period of time equal to the period any Holder refrains from selling any securities included in such registration at the request of an underwriter of the Common Stock (or other securities) of the Company;

                  (b) notify each Holder whose securities are to be registered of the effectiveness of the Offering Documents and the effectiveness or final approval of any post-effective amendment to any Offering Document; and prepare and file with the SEC or a Governmental Authority such amendments and supplements to such Offering Documents as may be necessary to comply with the provisions of the Act and any other applicable laws with respect to the disposition of all Registrable Securities covered by such Offering Documents;

                  (c) furnish to each Holder (i) a draft copy of the Offering Documents, and (ii) such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act and other applicable law, and such other documents as it may reasonably request in order to facilitate the disposition of Registrable Securities owned by it;

                  (d) use its best efforts to (i) register and qualify the securities covered by such Offering Documents under such other securities or "blue sky" laws of such states or jurisdictions as may be reasonably requested by the Holders, but in any event in no more than five (5) states and jurisdictions, and do all other acts and things that may be necessary or desirable to enable the Holders to consummate their public sale or other disposition of the Registrable Securities in such states or jurisdictions; provided, that the Company will not be required in connection therewith or as a condition thereto to qualify to do business, where not otherwise required, or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Act and (ii) cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company to enable the disposition of such Registrable Securities;

                  (e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;

                  (f) notify each Holder of Registrable Securities covered by such Offering Document, at any time when a prospectus relating thereto is required to be delivered, of (i) the issuance of any stop order or equivalent order by the SEC or any Governmental Authority suspending the effectiveness of such Offering Document or the initiation of any proceedings by any person to such effect (a "STOP ORDER"), and use commercially reasonable efforts to obtain the release of such suspension as soon as reasonably practicable, (ii) any communication from the SEC or any Governmental Authority threatening the issuance of a Stop Order and (iii) the happening of any event as a result of which the Offering Documents, as then in effect, include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and promptly furnish to the Holders copies of a supplement or amendment of such Offering Documents as may be necessary to correct such misstatement or omission;

                  (g) cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed;

                  (h) provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration and use its best efforts to cause the transfer agent to remove restrictive legends on the securities covered by such registration; and

                  (i) use its best efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this
Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the Offering Document with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters and to the Holders requesting registration of Registrable Securities, and (ii) a "comfort" letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters and to the Holders requesting registration of Registrable Securities.

         1.6      INFORMATION FROM HOLDER

                  (a) It is a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably requested by the Company or the managing underwriter in order to satisfy the requirements applicable to such registration of such Holder's Registrable Securities.

                  (b) The Company has no obligation with respect to any registration requested pursuant to Section 1.2 if, due to the operation of
Section 1.6(a), the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company's obligation to initiate such registration as specified in Section 1.2(a).

         1.7      EXPENSES OF REGISTRATION

                  (a) All expenses (other than underwriting discounts and commissions relating to Registrable Securities of a Holder) incurred in connection with registrations, filings or qualifications pursuant to Sections
1.2 and 1.3, including, without limitation, all registration, filing and qualification fees (including "blue sky" fees), printers' and accounting fees, fees and disbursements of counsel for the Company (including fees and disbursements of one counsel for the selling Holders selected by the selling Holders holding a majority of the Registrable Securities to be registered) will be borne by the Company. Notwithstanding the foregoing, the Company will not be required to pay for any expenses of any registration pursuant to Section 1.2 if the registration request is subsequently withdrawn in accordance with Section 1.2(e) (in which case all Initiating Holder or Holders and Participating Holders will bear such expenses pro rata based upon the number of Registrable Securities that were to be registered in the withdrawn registration), unless all Holders agree to forfeit their right to one (1) demand registration pursuant to Section 1.2, and provided, further, that if such withdrawal is made pursuant to Section 1.2(d), then the Holders will not be required to pay any such expenses and will retain their rights pursuant to Section 1.2.

                  (b) All expenses (other than underwriting discounts and commissions relating to Registrable Securities of a Holder) incurred in connection with the first two (2) registrations, filings or qualifications pursuant to Section 1.4, including, without limitation, all registration, filing and qualification fees (including "blue sky" fees), printers' and accounting fees, fees and disbursements of counsel for the Company (including fees and disbursements of one counsel for the selling Holders selected by the selling Holders holding a majority of the Registrable Securities to be registered, provided, however, such fees and disbursements shall not exceed US$25,000) will be borne by the Company. Notwithstanding the foregoing, the Company will not be required to pay for any expenses of any registration proceeding begun pursuant to Section

1.4 if the registration request is subsequently withdrawn in accordance with
Section 1.4(d) (in which case all Initiating Holder or Holders and Participating Holders will bear such expenses pro rata based upon the number of Registrable Securities that were to be registered in the withdrawn registration), unless all Holders agree to forfeit their right to have the Company bear the expenses of one (1) registration pursuant to Section 1.4. Except as provided in this Section 1.7(b), all expenses incurred in connection with a registration requested pursuant to Section 1.4, including, without limitation, all registration, filing and qualification fees (including "blue sky" fees), printers' and accounting fees, fees and disbursements of counsel for the selling Holder or Holders (but not fees and disbursements of counsel for the Company), will be borne pro rata by the Holder or Holders participating in the registration.

         1.8      DELAY OF REGISTRATION

                  No Holder will have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

         1.9      INDEMNIFICATION

                  In the event any Registrable Securities are included in an Offering Document under this Section 1:

                  (a) To the fullest extent permitted by law, the Company covenants and agrees to indemnify and hold harmless each Holder (other than the Founder Investors), and any underwriter (as defined in the Act) together with their officers, directors, partners, stockholders, trustees, affiliates (within the meaning of Rule 405 under the Act), beneficial owners, attorneys, accountants and representatives and each person, if any, who controls such Holder or underwriter, within the meaning of the Act or the 1934 Act (the "INDEMNIFIED PERSONS"), from and against any and all losses, claims, actions, damages, liabilities and expenses (joint or several) (including, without limitation, attorneys' fees and disbursements and all other expenses incurred in investigating, preparing, compromising or defending against any such litigation, commenced or threatened, or any claim whatsoever and all amounts paid in settlement of any such claim or litigation) to which any of such Indemnified Persons may become subject under the Act, the 1934 Act or other federal or state statutory law or regulation, or at common law or otherwise (collectively "LOSSES") as incurred, insofar as such Losses arise out of or are based upon any of the following (collectively a "VIOLATION"): (i) any untrue statement or alleged untrue statement of a material fact contained in such Offering Documents, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws; provided, however, that the indemnity agreement contained in this Section 1.9(a) will not apply to amounts paid in settlement of any such Loss if such settlement is effected without the consent of the Company (such consent not to be unreasonably withheld), nor will the Company be liable in any such case for any such Loss to the extent that it arises out of or is based upon a Violation that solely occurs in reliance upon and in conformity with written information provided by and relating to an Indemnified Person, that is furnished expressly for use in connection with such registration by such Indemnified Person; provided further, that the foregoing indemnity agreement with respect to any preliminary prospectus will not inure to the benefit of any Indemnified Person from whom the person asserting any such losses, claims, damages or liabilities purchased shares in the offering, if a copy of the prospectus (as then amended or supplemented if the Company will have furnished any amendments or supplements thereto) was not sent or given by or on behalf of such Indemnified Person to such person, if required by law so to have been delivered, at or prior to the written confirmation of the sale of the shares to such person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.

                  (b) To the extent permitted by law, each selling Holder, on a several and not joint basis, will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the Offering Document, each person, if any, who controls the Company within the meaning of the Act, legal counsel and accountants for the Company, any underwriter, any other stockholder selling securities in such Offering Document and any controlling person of any such underwriter or other stockholder, against any Losses to which any of the foregoing persons may become subject, under the Act, the 1934 Act or any other federal or state statutory law or regulation or at common law or otherwise, insofar as such Losses arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation solely occurs in reliance upon and in conformity with written information provided by and relating to such Holder that is furnished by such Holder expressly for use in connection with such Offering Document; provided that in no event will any indemnity under this Section 1.9(b) exceed the net proceeds from the sale of Registrable Securities received by such Holder; and provided, further, that the indemnity agreement contained in this Section 1.9(b) will not apply to amounts paid in settlement of any such Loss if such settlement is effected without the consent of such Holder (such consent not to be unreasonably withheld).

                  (c) Promptly after receipt by an indemnified party under this Section 1.9 of actual knowledge of any claim or the commencement of any action (including any governmental action), as to which indemnity may be sought, such indemnified party will deliver to the indemnifying party a written notice of the commencement thereof (but the failure to so notify an indemnifying party will not relieve it from any liability or obligation which it may have under this Section 1.9 or otherwise unless the failure to notify results in the forfeiture by the indemnifying party of substantial rights and defenses and will not in any event relieve the indemnifying party from any obligations other than the indemnification provided for herein). The indemnifying party will have the right to participate in, and, to the extent the indemnifying party so desires, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. However, the indemnified party will have the right to retain separate counsel and to participate in the defense thereof, with the fees and expenses of such counsel to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be, in the indemnified party's view, inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. In no event will the indemnifying party be required to pay the expenses of more than one counsel per jurisdiction as counsel for the indemnified party. The indemnifying party will be responsible for the expenses of such defense even if the indemnifying party does not elect to assume such defense. No indemnifying party may, except with the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which does not include as a term thereof the unconditional release of the indemnified party of all liability in respect of such claim or litigation.

                  (d)      If the indemnification provided for in this Section
1.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any Loss referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, will contribute to the amount paid or payable by such indemnified party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of and the relative benefits received by the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violations that resulted in such Loss as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party will be determined by reference to, among other things, whether the Violation relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such Violation. The relative benefits received by the indemnifying party and the indemnified party will be determined by reference to the net proceeds and underwriting discounts and commissions from the offering received by each such party. In no event will any contribution by a Holder under this Section 1.9 exceed the net proceeds from the sale of Registrable Securities received by such Holder.

                  (e) Notwithstanding the foregoing, no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) will be entitled to indemnification or contribution from any person not so guilty.

                  (f) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement will control.

                  (g)      The obligations of the Company and Holders under this
Section 1.9 will survive the completion of any offering of Registrable Securities in an Offering Document under this Section 1 and otherwise.

                  (h) The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable or common-law remedy any party may otherwise have.

         1.10     REPORTS UNDER SECURITIES EXCHANGE ACT OF 1934

                  With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration, the Company agrees to use its best efforts:

                  (a) to make and keep current public information about the Company available (as those terms are understood and defined in Rule 144 under the Act), at all times the Company is subject to the reporting requirements of the 1934 Act;

                  (b) to file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

                  (c) to furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon written request (i) a written statement by the Company as to its compliance with the reporting requirements of the 1934 Act, (ii) a copy of the most recent annual or quarterly report of the Company filed by the Company under the 1934 Act and (iii) such other information as such Holder may reasonably request in order to avail itself of any similar rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

         1.11     ASSIGNMENT OF REGISTRATION RIGHTS

                  The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a Permitted Transferee in connection with a concurrent transfer to the Permitted Transferee of the Holder's Registrable Securities, provided, however, that (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such Permitted Transferee and the securities with respect to which such registration rights are being assigned, and (b) such Permitted Transferee agrees in writing to be bound by and subject to all the terms and conditions of this Agreement.

         1.12     LIMITATIONS ON  SUBSEQUENT REGISTRATION RIGHTS

                  From and after the date of this Agreement, the Company will not, without the prior written consent of the Holders of two-thirds of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company that would (i) grant such holder registration rights senior to those granted to the Holders hereunder or
(ii) grant any "piggyback" registration rights with respect to underwritten registrations conducted pursuant to Sections 1.2 and 1.3 hereof to any holder or prospective holder of securities that would, if exercised, result in, or increase the level of, any cut-back (as referred to in Sections 1.2(b) or 1.3(c) hereof) in the amount of Registrable Securities any Holder seeks to register. The Company will not, from and after the date hereof, grant any registration rights which otherwise conflict with or impair the registration rights granted hereunder.

         1.13     GOVERNMENTAL AUTHORITIES.

                  For the avoidance of doubt, an Initiating Holder or Holders shall have the right to demand a registration in accordance with the terms and conditions of Section 1.2 in the United States or in any other jurisdiction where the Company's Common Stock is already publicly traded and listed on a stock exchange or automated quotation system. In no event shall the Company be required under this Agreement to make any filing with, seek any approval of or otherwise take any action with respect to any Governmental Authority in any jurisdiction where the Company's Common Stock is not already publicly traded and listed on a stock exchange or automated quotation system.

         1.14     TERMINATION OF REGISTRATION RIGHTS

                  No Holder will be entitled to exercise any right provided for in this Section 1 after (i) two (2) years following the expiration of any lock-up, market stand-off or other period (such period not to exceed one hundred eighty (180) days) requested by the Company and the managing underwriter of its Qualifying Offering which restricts the ability of the Holders to transfer their Registrable Securities immediately following such Qualifying Offering or (ii) as to any Holder, such earlier time at which all Registrable Securities held by such Holder (and any affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144) can be sold in any ninety (90) day period without registration in compliance with Rule 144 of the Act.

2.       MISCELLANEOUS

         2.1      ADDITIONAL INVESTORS

                  Upon the sale of, or issuance in connection with an exchange of securities for, shares of Series 4-A Preferred Stock to additional stockholders (the "NEW INVESTORS"), the Company, without prior action on the part of any existing Investor, may have each such New Investor execute and deliver this Agreement. Each such New Investor, upon execution and delivery of this Agreement by the Company and such New Investor, will be deemed an Investor hereunder.

         2.2      SUCCESSORS AND ASSIGNS

                  Except as otherwise provided herein, the terms and conditions of this Agreement will inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any Registrable Securities). The Company may not assign its rights or obligations under this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

         2.3      GOVERNING LAW; VENUE

         This Agreement is to be construed in accordance with and governed by the internal laws of the State of New York without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of New York to the rights and duties of the parties. Any controversy or claim arising out of or relating to this Agreement (including, without limitation, the interpretation, performance, breach or termination thereof) will be settled by arbitration in San Francisco, California, administered by the American Arbitration Association ("AAA") in accordance with its then-current Commercial Arbitration Rules except insofar as such rules conflict with this Section, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitration will be conducted by three arbitrators, one appointed by the party or parties commencing the proceeding, one appointed by the party or parties in opposition, and the third by the two arbitrators so appointed, provided that if such two arbitrators cannot agree on a chairman, he shall be appointed by the AAA, and provided, further, that if the dispute is such that one or more of the parties to the dispute believes that the dispute is such that the disputing parties cannot fairly be divided into two groups as above contemplated, such party may make application to the AAA and if the AAA concurs in such conclusion, the AAA shall appoint the chairman of the panel and the chairman shall appoint the other two members of the panel after consultation with all of the parties to the dispute. All papers, documents, evidence (whether written or oral) and other information and materials filed with or presented to the arbitrators will be in the English language and will constitute confidential information, and neither the parties nor the arbitrators will disclose any such information or materials except as necessary in connection with the arbitration or as required by applicable law. Any demand for arbitration, requests for discovery and other notices in connection with the arbitration may be served in the English language in accordance with the notice provisions of this Agreement, and each party waives any right to any other form of notice, other means of delivery or translation into any other language. The parties will be entitled to discover all information and materials reasonably necessary for a full understanding of any issues reasonably raised in the arbitration. They may use all methods of discovery permitted under the U.S. federal rules as applied in the Northern District of California, including, without limitation, depositions, requests for admissions, interrogatories and requests for production of documents. The time period for compliance will be set by the arbitrators. The arbitrators will have the authority to award any remedy or relief that a U.S. federal court could order or grant, including, without limitation, monetary damages, injunctive or other equitable relief, and sanctions for abuse or frustration of the arbitration process, provided that the arbitrators shall not have the authority to award punitive damages. The arbitrators will issue a written explanation of the reasons for the award, and a full statement of the facts found and rules of law applied in reaching their decision. Notwithstanding the foregoing, each party will have the right to a preliminary injunction or other interim relief, pending a final award by the arbitrators, in any court of competent jurisdiction in connection with any arbitrable claim or controversy, but only to the extent that such interim relief is intended to preserve the respective legal positions of the parties pending a final award by the arbitrators.

         2.4      COUNTERPARTS

                  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any signature page to this Agreement or any amendment thereto delivered by fax machine or telecopy machine shall be binding to the same extent as an original signature page. Any party who delivers such a signature page agrees to later deliver an original counterpart to any party requesting it.

         2.5      TITLES AND SUBTITLES

                  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

         2.6      NOTICES

                  Any notice or other communication required or permitted to be delivered under this Agreement shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (iii) seven (7) days after having been sent by registered or certified air mail, return receipt requested, postage prepaid; or (iv) three (3) days after deposit with an internationally recognized express courier, specifying highest priority delivery, with written verification of receipt, to the address or facsimile number set forth beneath the name of each party below (or to such other address or facsimile number as such party may designate by ten (10) days advance written notice to the other party hereto). Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication.

         2.7      EXPENSES

                  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party will be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

         2.8      AMENDMENTS AND WAIVERS

                  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holders of two-thirds of the Registrable Securities then outstanding. Any amendment or waiver so effected will be binding upon the Company, the Holders, each Permitted Transferee and all of their respective successors and assigns whether or not such party, successor or assignee entered into or approved such amendment or waiver.

         2.9      AGGREGATION OF STOCK

                  All Registrable Securities held or acquired by entities advised by the same investment adviser and affiliated entities or persons will be aggregated together for the purpose of determining the availability of any rights under this Agreement.

         2.10     FURTHER ASSURANCES

                  Each Investor and the Company will from time to time and at all times hereafter make, do, execute, or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents and assurances without further consideration, which may reasonably be required to effect the transactions contemplated by this Agreement.

         2.11     SEVERABILITY

                  If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

         2.12     ENTIRE AGREEMENT

                  This Agreement and the documents referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

                                      * * *

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:

VSOURCE, INC.


By:
      ----------------------------------
      Name: Dennis Smith
      Title: Chief Financial Officer


Address:        Vsource, Inc.
                16875 West Bernardo Drive
                Suite 250
                San Diego, California 92127
                USA
                Attn:  Chief Financial Officer

Facsimile:      1 (858) 618-5904

with a copy to:

Address:        Vsource (Asia) Ltd
                Unit 501, AXA Centre
                151 Gloucester Road, Wanchai
                Hong Kong
                Attn:  General Counsel

Facsimile:      (852) 2523-1344





                SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT

INVESTOR:



----------------------------------
Phillip Kelly

Address:        Phillip Kelly
                Vsource, Inc.
                16875 West Bernardo Drive
                Suite 250
                San Diego, California 92127
                USA

Facsimile:      1 (858) 618-5904

with a copy to:

Address:        Vsource (Asia) Ltd
                Unit 501, AXA Centre
                151 Gloucester Road, Wanchai
                Hong Kong
                Attn:  General Counsel

Facsimile:      (852) 2523-1344




                SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT

INVESTOR:



----------------------------------
John Cantillon

Address:        John Cantillon
                Level 12, Menara HLA
                No. 3, Jalan Kia Peng
                50450 Kuala Lumpur, Malaysia

Facsimile:      (60) 3 7490-8008

with a copy to:

Address:        Vsource (Asia) Ltd
                Unit 501, AXA Centre
                151 Gloucester Road, Wanchai
                Hong Kong
                Attn:  General Counsel

Facsimile:      (852) 2523-1344



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INVESTOR:



----------------------------------
Dennis Smith

Address:        Dennis Smith
                Vsource (Asia) Ltd
                Unit 501, AXA Centre
                151 Gloucester Road, Wanchai
                Hong Kong

Facsimile:      (852) 2523-1344

with a copy to General Counsel of Vsource at the same address



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INVESTOR:

MERCANTILE CAPITAL PARTNERS I, L.P.

By: Mercantile Capital Group, LLC, its general partner

         By: Mercantile Capital Management Corp., its manager


                  By:
                      ----------------------------------------
                      Name: I. Steven Edelson
                      Title: Managing Director



ASIA INTERNET INVESTMENT GROUP I, LLC

By: Asia Investing Group, L.P., its managing member

      By: Asia Investors Group, LLC, its general partner

         By: Mercantile Asia Investors, L.P., its managing member

                  By: Mercantile Asia, LLC, its general partner


                           By:
                               ------------------------------------------------
                               Name: I. Steven Edelson
                               Title: Managing Member


Address for the foregoing Investors:                 with a copy to:

1372 Shermer Road                                    Michael Altman, Esq.
Northbrook, IL 60062 USA                             Altheimer & Gray
Attn: I. Steven Edelson                              10 South Wacker Drive
                                                     Chicago, IL 60606
Facsimile: 1 (847) 509-3715
                                                     Facsimile: 1 (312) 715-4800




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INVESTOR:

BAPEF INVESTMENTS XII LTD.


By:
      ------------------------------------
Name:
      ------------------------------------
Title: Director

Address:     BAPEF Investments XII Ltd.
             PO Box 431
             13-15 Victoria Road
             St. Peter's Port
             Guernsey GY1 3ZD

Facsimile:   (44) 1481 715 219

For the attention of : Connie Helyar

with a copy to:    Baring Private Equity Partners (Hong Kong) Ltd.
                   39th Floor
                   One International Finance Centre
                   1 Harbour View Street
                   Central, Hong Kong

Facsimile: (852) 2843 9372

For the attention of: Jean Salata/Gordon Shaw/Stuart Hong

with a copy to:

Address:      Scott Benner
              Heller Ehrman White & McAuliffe, LLP
              Room 6308-6309, 63rd Floor, The Center
              99 Queen's Road Central, Hong Kong

Facsimile: (852) 2810-6242




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INVESTOR:

CAPITAL INTERNATIONAL ASIA CDPQ INC.


By:
       ------------------------------

Name:
       ------------------------------

Title:
       ------------------------------

Address:   CAPITAL INTERNATIONAL ASIA CDPQ INC.
           --------------------------
           --------------------------
           --------------------------

Facsimile: __________________________





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INVESTOR:

QUILVEST ASIAN EQUITY LTD.


By:
      -------------------------------

Name:
      -------------------------------

Title:
       ------------------------------

Address:   QUILVEST ASIAN EQUITY LTD.
           --------------------------
           --------------------------
           --------------------------

Facsimile: __________________________





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                                   SCHEDULE A
                              SCHEDULE OF INVESTORS


                                      Number of Shares of Series 4-A Preferred
    Investor Name                                    Stock Owned



                                                       1,905
FOUNDER INVESTORS:
                                                       2,053
1.  Phillip Kelly
                                                         383
2.  John Cantillon

3.  Dennis Smith
                                                       3,387
OTHER INVESTORS:

4.  Mercantile Capital Partners I, L.P.                 353

5.  Asia Internet Investment Group I, LLC
                                                       5,094
6.  BAPEF Investments XII Ltd.
                                                       3,000
7.  Capital International Asia CDPQ Inc.

8.  Quilvest Asian Equity Ltd.                           750